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                                            EXHIBIT 10.6

                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is entered into as of July 31, 1995, by and between GREAT WESTERN FINANCIAL CORPORATION, a
Delaware corporation ("Employer"), and A. William Schenck III
("Officer").

                      W I T N E S S E T H:

     WHEREAS, Employer desires to obtain the benefit of services by Officer, and Officer desires to render services to Employer; and

     WHEREAS, the Board of Directors of Employer (the "Board") has determined that it is in Employer's best interest and that of its stockholders to recognize the substantial contribution that Officer is expected to make to the business of Employer and its subsidiary, Great Western Bank, a Federal Savings Bank (the "Bank") (together, the "Company") and to retain his ser-vices in the future; and

     WHEREAS, Employer and Officer desire to set forth in this Agreement the terms and conditions of Officer's employment with Employer;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1. TERM. Employer shall employ Officer, and Officer shall serve Employer, in accordance with the terms hereof, for a term of three (3) years ending July 30, 1998 (the "Term"), unless such employment is earlier terminated in accordance with the provisions hereof. Notwithstanding the foregoing, if Officer's employment shall not have been terminated in accordance with the provisions hereof effective on or before the first anniversary of the effective date hereof, the remaining Term shall be extended such that at each and every moment of time thereafter the remaining Term shall be two (2) years (but in no event shall the remaining Term extend beyond Officer's sixty-fifth (65th) birthday).
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     2.  SPECIFIC POSITION; DUTIES AND RESPONSIBILITIES.
Subject to the provisions of this Agreement, Employer shall employ Officer, and Officer shall serve Employer, as Executive Vice President, Retail Banking Division, of Employer and member of the Executive Management Committee. Officer's principal business address shall during such period be at Employer's principal executive offices in Southern California or in such other place as with Officer's consent such offices are relocated. Officer's duties hereunder shall be the usual and customary duties of the office in which he shall serve, and shall not be inconsistent with the provisions of the charter documents of Employer (or applicable subsidiary) or applicable law. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the office which he may hold. All compensation paid to Officer by Employer or any of its subsidiaries, and all benefits and perquisites received by Officer from Employer or any of its subsidiaries, in accordance with the provisions hereof shall be aggregated in determining whether Officer has been paid the compensation and received the benefits and perquisites provided for herein.

     3. SERVICES AND EXCLUSIVITY OF SERVICES. During his employment hereunder, Officer shall devote his full business time and energy to the business, affairs and interests of Employer and its subsidiaries, and matters related thereto, and shall use his best efforts and abilities to promote Employer's and its subsidiaries' interests. Officer shall diligently endeavor to promote the business, affairs and interests of Employer and its subsidiaries and perform servic-es contemplated hereby in accordance with the policies established by the Board. Officer shall serve without additional remuneration in such senior executive capacity for one or more (direct or indirect) subsidiaries of Employer as the Board may from time to time request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitations under applicable law. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties hereunder and shall not entitle Employer to terminate Officer's employ-ment hereunder, including without limitation pursuant to
Section 7(c) hereof.
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     Officer may serve as a director or in any other capacity
of any business enterprise, including an enterprise whose activities may involve or relate to the business of the Company, provided that such service is expressly approved by the Board. Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

     4.  SALARY AND OTHER BENEFITS.
     (a) Commencing as of the effective date of this Agree-ment, Employer shall pay Officer an annual salary at the rate of $400,000, which shall be payable in semi-monthly or bi-weekly installments in conformity with Employer's policy relating to salaried employees.

     (b) Subject to the provisions of this Section 4, Officer shall also be entitled during his employment hereunder to all rights and benefits for which he is otherwise eligible under any bonus plan, stock option plan, stock purchase plan, participation or extra compensation plan, pension plan, profit-sharing plan, life and medical insurance policy or other plans or benefits which Employer or its subsidiaries may provide for him or, provided he is eligible to participate therein, for senior officers generally or for employees gener-ally including, without limitation, (i) beginning in December 1995, participation in the annual award of stock options to Employer's executive officers, which awards are subject to the discretion and approval of Employer's compensation committee, and (ii) a split dollar life insurance policy in the face amount of $1,500,000 and otherwise on terms and conditions substantially similar to the terms and conditions of the split dollar life insurance policy provided Officer by PNC Bank Corp. (collectively, "Additional Benefits").

     The Board shall review Officer's salary and Additional
Benefits then being paid and provided to him not less frequently than annually in the light of Officer's services for the preceding period, the responsibilities which attend his office and duties hereunder, the profitability and progress of Employer and its subsidiaries and current salaries and benefits then being paid to others holding similar positions. Following such review, Employer may increase the salary and/or Additional Benefits, but may not decrease the salary or any of the Additional Benefits from the then existing levels; provided, however, that Employer shall have the right to reduce Officer's salary in conjunction with a pro
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rata salary reduction applicable to all of Employer's officers and to reduce one or more Additional Benefits in conjunction with a reduction of such benefits applicable to all of Employer's officers. Employer shall not single Officer out and discriminate against Officer in its provisions of benefits to senior officers or full-time employees of Employer for so long as Officer remains eligible under the terms of plans from time to time offered by Employer, but this provision shall not require the provision of any specific benefit to Officer.

     If Officer's employment is terminated hereunder, pursuant to Section 6 hereof or pursuant to Section 7(a), 7(b) or 8 hereof, and Officer is entitled to but is no longer eligible for Additional Benefits because of such termination, Officer (or in the event of his death, his designated Beneficiary (as defined in Section 7(b) hereof)) shall be entitled to and Employer shall provide, to the extent provided in this Agreement, benefits substantially equivalent to the Additional Benefits to which Officer was entitled immediately prior to such termination and shall do so for the period during which he remains entitled to receive such Additional Benefits as provided in this Agreement.

     (c) For each calendar year during the Term (excluding the period from the effective date of this Agreement through December 31, 1995), Officer shall be awarded a target bonus in an amount equal to forty percent (40%) of Officer's annual salary, subject to the terms of the Company's Annual Incentive Compensation Plan for Executive Officers (the "Incentive Plan"). With respect to the period from the effective date of this Agreement through December 31, 1995, Employer shall pay to Officer a bonus in an amount not less than $153,500 (the "1995 Bonus"), payable in the following manner: no later than three (3) business days after receipt by Employer of certification from Officer that officer has received either a bonus in respect of services rendered in 1995 from PNC Bank Corp. or notification from PNC Bank Corp. that no bonus will be paid to Officer in respect of services rendered in 1995, Employer shall pay to Officer an amount equal to (i) the 1995 Bonus, less (ii) the amount of any bonus payment received by Officer from PNC Bank Corp.
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     (d) As of the effective date of this Agreement, Employer
shall grant to Officer that whole number of restricted shares of common stock of Employer (the "Common Stock") determined by dividing $460,500 by the fair market value per share of Common Stock on the effective date of this Agreement (the "Restricted Stock"). The Restricted Stock shall be issued under the terms of the General Provisions Applicable to Restricted Stock Awards Granted Under the Great Western Financial Corporation 1988 Stock Option and Incentive Plan, as amended to A. William Schenck III, and the related form of Restricted Stock Award Agreement, attached hereto as Exhibits A and B, respectively, and incorporated herein by reference.

     (e) As of the effective date of this Agreement, Employer shall grant to Officer the following awards: (i) at Officer's written election delivered to Employer, either (A) (1) a non-qualified stock option to purchase 26,500 shares of Common Stock at an exercise price per share equal to the fair market value per share of Common Stock on the effective date of this Agreement, plus (2) a cash payment of $135,813, or (B) a non-qualified stock option to purchase 44,048 shares of Common Stock at an exercise price per share equal to the fair market value per share of Common Stock on the effective date of this Agreement; and (ii) a non-qualified stock option to purchase 85,000 shares of Common Stock at an exercise price per share equal to the fair market value per share of Common Stock on the effective date of this Agreement. Any stock option award-ed pursuant to this Section 4(e) shall be awarded in accor-dance with the terms and conditions of Employer's 1988 Stock Option and Incentive Plan and the related form of Nonqualified Stock Option Agreement, attached hereto as Exhibits C and D and incorporated herein by reference.

     (f) Officer shall participate in Employer's Supplemental Executive Retirement Plan, as amended (the "SERP"), with normal retirement benefits equal to sixty percent (60%) of Officer's Average Monthly Compensation (as defined therein), subject to the terms and conditions of the SERP, as amended.

     (g) This Agreement shall not affect the provisions of any other compensation, retirement or other benefit program or plan of the Company.

     5.  PERQUISITES; REIMBURSEMENTS; VACATION.
     (a) Commencing as of the effective date of this Agree-ment, Officer shall be entitled to perquisites of a kind and quality provided to other Executive Vice Presidents of Employer.
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     (b) Employer shall reimburse Officer for the following
travel expenses: (i) all travel expenses between Pittsburgh and Los Angeles incurred by Officer and his spouse at the request of Employer for the period beginning on July 11, 1995 and ending on the effective date of this Agreement, (ii) up to four (4) trips to Los Angeles made by Officer and his spouse for purposes of finding a residence, (iii) up to one year's rental housing, at a maximum cost not to exceed $7,500 per month, (iv) all moving expenses incurred by Officer in relocating from Pittsburgh to Los Angeles, and (v) if Officer's employment with Employer is voluntarily terminated during the first three (3) years of the Term, all moving ex-penses from Los Angeles to Pittsburgh should Officer decide, within six (6) months of such termination of employment, to relocate to Pittsburgh.

     Employer shall provide Officer with eighteen (18) round-trip airline tickets for business class transportation between Pittsburgh and Los Angeles, which tickets may be used without time limit by any member of Officer's family.

     (c) During his employment hereunder, Officer shall be entitled to vacation in accordance with Employer's standard practice for senior executives but in no event to less than four (4) weeks paid vacation during each calendar year of employment, prorated for any period which is less than one calendar year. Vacation time shall accrue during each calendar year (but at no time shall the aggregate of accrued but unused vacation time exceed eight (8) weeks), and, upon termination of his employment for any reason and in addition to any other rights granted to Officer by this Agreement, Officer shall be entitled to be paid an amount based upon his salary at the rate applicable immediately prior to such termination for any accrued but unused vacation time.

     6. TERMINATION BY EMPLOYER WITHOUT "CAUSE"; TERMINATION BY OFFICER. Employer shall have the right, at its election to be made in writing and delivered to Officer within sixty (60) days prior to the effective date thereof, to terminate Officer's employment hereunder without "cause" (as defined in
Section 7(c) below). Officer shall have the right, at his election to be made in writing and delivered to Employer within sixty (60) days after such event, to terminate his employment hereunder if a material breach of this Agreement by Employer occurs which Employer fails to cure within fifteen
(15) days after receipt of notice of such breach.  In the
event of a termination for either of the reasons enumerated in this paragraph, Officer shall be entitled to the following:
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     (a) for the remaining Term, salary at the rate applicable
immediately prior to such election;

     (b) concurrently with the receipt of bonuses by Employer's other senior executives with respect to the year in which such termination occurs, a bonus, prorated on an actual day basis for the year in which such termination occurs if such termination shall occur within the first six (6) months of such year but otherwise not prorated, in an amount not less than a percentage of Officer's salary, at the rate of salary applicable immediately prior to such election, equal to the percentage of the aggregate salaries of the Executive Management Committee members during such year, other than Officer, Employer's Chief Executive Officer, Employer's Chief Operating Officer and any Executive Management Committee members whose employment by Employer is terminated during such year, received in the aggregate by such members as bonuses; provided, however, that with respect to 1995, such amount shall not be less than the minimum 1995 Bonus;

     (c) for the remaining Term, health and welfare type Addi-tional Benefits (including without limitation hospital, surgical, major medical, life and disability insurance, qualified pension (or, if prohibited under then applicable tax law, a specially-designed non-qualified supplemental pension to provide Officer with benefits equivalent to those to which he would have been entitled if such prohibition did not pertain) and non-qualified supplemental pension) to which Officer may be entitled pursuant to Section 4 hereof as the same shall exist immediately prior to such election (including continued accrual of years of service under Employer's Retirement Plan as in effect immediately prior to such election (or, if prohibited under then applicable tax law, a specially-designed non-qualified supplemental pension to provide Officer with benefits equivalent to those to which he would have been entitled if such prohibition did not pertain) but excluding Employer matching contributions under Employer's 401(k) plan or any successor plan thereto), each such benefit to be continued in a manner no less favorable to Officer than the benefit to which he was entitled immediately prior to such election unless a benefit reduction is attributable to a reduction applicable to all of Employer's officers; and
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     (d) for a one-year period commencing with the effective
date of such termination, a continuation at Employer's expense of the use of any automobile provided by Employer immediately prior to such election to facilitate the performance of Officer's duties and responsibilities hereunder, subject to Officer's right at any time during such one-year period to purchase such automobile at the higher of its depreciated book value or its wholesale cash value.

     In the event of a termination pursuant to this Section 6, Officer shall have no duty to seek other employment; provided, however, that fifty percent (50%) of any salary, bonus or grant of stock received by Officer during or with respect to the remaining Term and attributable to services rendered by Officer to persons or entities other than Employer shall be applied to reduce Employer's obligation to make payments hereunder and that any benefits of the kind referred to in subsection (c) of this Section 6 received by Officer during or with respect to the remaining Term and attributable to services rendered by Officer to persons or entities other than Employer shall be applied to reduce Employer's obligation to provide such benefits hereunder. With respect to and notwithstanding anything to the contrary provided by the foregoing, only fifty percent (50%) of the amount of defined benefit pension benefits or non-qualified supplemental retirement benefits actually received by Officer with respect to the remaining Term from one or more other persons or entities shall be applied to reduce Employer's obligation to provide such benefits hereunder and such amount shall be determined on a "benefit/years of service" or comparable formula basis. Not less frequently than annually (by March 31st of each year), Officer shall account to Employer as to the amount of such salary, bonus, stock and pension benefits; if Employer has paid amounts in excess of those to which Officer was entitled (after giving effect to the offsets provided above), Officer shall reimburse Employer for such excess by April 1 of such year.

     7. OTHER EVENTS OF TERMINATION. Other than a termina-tion pursuant to Section 6 or 8 hereof, Officer's employment hereunder shall be terminated only as provided for below in this Section 7:
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     (a) DISABILITY.   In the event that Officer shall fail,
because of illness, injury or similar incapacity ("disability"), to render for six (6) consecutive calendar months, or for shorter periods aggregating one hundred thirty
(130) or more business days in any twelve (12)-month period, services contemplated by this Agreement, Officer's employment hereunder may be terminated, by written notice of termination from Employer to Officer; thereafter, Employer shall continue, until Officer's death, or until Officer's sixty-fifth (65th) birthday, whichever first occurs, but in no event for longer than ten (10) years, to pay compensation to Officer at a rate and in an amount (payable at the times and in the manner theretofore applicable to Officer's salary) equal to (i) 50% of the sum of (A) the rate of annual salary payable to him immediately prior to such termination and (B) the average annual bonus received by him for services rendered in the immediately preceding three (3) full calendar years or such lesser number of full calendar years that Officer has been employed by Employer; provided, however, with respect to a disability occurring during 1995 or 1996, the average annual bonus for purposes of this Section 7(a) shall be the 1995 Bonus, minus (ii) the amount of any cash payments to which he would have been entitled under the terms of Employer's disability insurance plan upon the assumption that he had elected the fifty percent (50%) "normal" benefits under Employer's Plus Pay Plan; to afford all of the medical, dental and life insurance benefits to which he is entitled pursuant to Section 4 hereof at the times and in the manner otherwise afforded hereunder; and to continue accrual of years of service under Employer's Retirement Plan as in effect at the time of such disability.

     (b) DEATH. Officer's employment hereunder shall be terminated upon Officer's death. One hundred percent (100%) of Officer's salary at the rate of such salary in effect immediately prior to Officer's death (or, if Officer's death occurs while he is receiving payments under Section 7(a) hereof, at the rate of such salary in effect immediately prior to Officer's disability) shall be paid until the first anniversary of Officer's death at the times and in the manner otherwise payable hereunder, to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary"). In addition to the Beneficiary's rights hereunder to be paid Officer's salary, hospital, surgical, major medical and dental benefits to which members of Officer's family were entitled immediately prior to Officer's death shall be continued to the same extent after Officer's death until the first anniversary of Officer's death. This Agreement in all other respects shall terminate upon the death of Officer.
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     (c) FOR CAUSE.  Officer's employment hereunder shall be
terminated and all of his rights to receive salary, bonus, Additional Benefits (subject to the terms of any plans relating thereto) and perquisites shall terminate upon the occurrence of (i) a material breach of this Agreement by Officer, (ii) Officer's conviction by a court of competent jurisdiction of a felony or (iii) entry of an order duly issued by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation removing Officer from the office of Employer or the Bank or permanently prohibiting him from participating in the conduct of the affairs of Employer or the Bank. Notwithstanding the foregoing, Officer's employment hereunder shall not be subject to termination under subsection
(c)(i) hereof without (A) reasonable notice to Officer setting forth the reasons for Employer's intention to terminate, (B) an opportunity for Officer to cure any such breach within fifteen (15) days after receipt of such notice and (C) delivery to Officer of a notice of termination stating that a majority of the authorized number of Employer's directors has found that Officer was guilty of the conduct set forth above and specifying the particulars thereof in detail. If Officer shall be suspended from office and/or temporarily prohibited from participating in the conduct of Employer's or the Bank's affairs by any regulatory authority having jurisdiction in the premises, Employer's obligations shall be automatically suspended, subject to reinstatement in full if the charges resulting in such suspension or prohibition are finally dismissed. Such reinstatement shall provide Officer with the salary, other benefits and perquisites to which he would have been entitled absent such suspension or prohibition to the same effect and extent as though such suspension or prohibition had not occurred, including without limitation reinstatement in full of vesting and years of service accruals, where applicable, for the suspension period and accrued interest at the rate then payable on judgments on all amounts thereupon paid to Officer and attributable to the suspension period.

     In the event of any termination or suspension by Employer pursuant to any of the provisions of Section 7(a) or 7(c) hereof, Employer shall immediately so notify Officer.
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     8.  CHANGE IN CONTROL.
     (a) If there should occur a change in control of Employer (as defined below), and if thereafter Employer materially breaches this Agreement and fails to cure such breach within fifteen (15) days after receipt of notice thereof; or if there would have occurred a change in control of Employer (as defined below) if the references in Section 8(b) hereof to "more than fifty percent (50%)" were in lieu thereof references to "twenty-five percent (25%) or more," and if thereafter Employer materially breaches this Agreement, Employer's Chairman and Chief Executive Officer fails to acquiesce in the action or omission giving rise to such breach and Employer fails to cure such breach within fifteen (15) days after receipt of notice thereof, then, in either such event, Officer, without limitation on any other rights he may have hereunder, may, within one (1) year after he first has knowledge of such breach, elect to terminate his employment hereunder and to treat such termination as a termination pursuant to Section 6 hereof, subject, however, to the following modifications to Officer's rights as set forth in said Section 6, any one or more of which modifications Officer may elect to waive:

(i) Employer shall not be entitled to reduce any Additional Benefits to which Officer shall thereafter be entitled even in connection with a reduction in such benefits applicable to all of Employer's officers.

(ii) All restricted shares or stock options then unvested shall immediately vest.

(iii) Officer's pro rata entitlement to an award under any then existing long-term incentive performance plan shall be calculated upon the assumption that the performance under such plan is then "on plan."

(iv)   The remaining Term shall be deemed to be three
(3) years (but in no event shall the remaining Term be
deemed to extend beyond Officer's sixty-fifth (65th)
birthday).
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     Notwithstanding Officer's entitlements as set forth in
this paragraph, if the value of those of such aggregate entitlements constituting "parachute payments" under Section 28OG of the Code, after giving effect to Employer's right of offset as provided for in the next succeeding sentence, is less than the maximum amount Officer is entitled to receive without incurring a liability under Section 28OG of the Code for any reason, including that some or all of such entitlements constitute reasonable compensation for services rendered or to be rendered (and do not, therefore, constitute "parachute payments"), then, in such event, Officer shall be entitled to receive such maximum amount. In the event of a termination pursuant to this paragraph, Officer may, concurrently with his election to terminate his employment hereunder, elect either (i) to impose a duty upon himself to seek other employment or to become self employed, in which event (A) fifty percent (50%) of any salary, bonus, grant of stock and defined benefit pension benefits or non-qualified supplemental retirement benefits received by Officer during or with respect to the remaining Term and attributable to services rendered by Officer to persons or entities other than Employer and fifty percent (50%) of any net income realized by Officer by reason of self employment during or with respect to the remaining Term shall be applied to reduce Employer's obligation to make payments hereunder and (B) any benefits of the kind referred to in Section 6(c) hereof received by Officer during or with respect to the remaining Term and attributable to services rendered by Officer to persons or entities other than Employer shall be applied to reduce Employer's obligation to provide such benefits hereunder, or
(ii) to be free of any duty to seek other employment or to become self employed, in which event (C) one hundred percent (100%) of any salary, bonus, grant of stock and defined benefit pension benefits or non-qualified supplemental retirement benefits received by Officer during or with respect to the remaining Term and attributable to services rendered by Officer to persons or entities other than Employer and one hundred percent (100%) of any net income realized by Officer by reason of self employment during or with respect to the remaining Term shall be applied to reduce Employer's obligation to make payments hereunder and (D) any benefits of the kind referred to in Section 6(c) hereof received by Officer during or with respect to the remaining Term and attributable to services rendered by Officer to persons or entities other than Employer shall be applied to reduce Employer's obligation to provide such benefits hereunder.
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     Any duty imposed upon Officer by this Section 8 to seek
other employment shall in no event require Officer to accept any position with any entity other than a financial institution nor to accept any position which would be inconsistent with the dignity, importance and scope of his former position as Executive Vice President of Employer and member of the Executive Management Committee.

     (b) For purposes of the foregoing provisions, a "change in control" means, and shall be deemed to have taken place if:
(i) any person or entity (or group of affiliated persons or entities) (including a group which is deemed a "person" by
Section 13(d)(3) of the Securities Exchange Act of 1934) acquires in one or more transactions, whether before or after the date of this Agreement, ownership of more than fifty percent (50%) of the outstanding shares of stock entitled to vote in the election of directors of Employer, and (ii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, the persons who were directors of Employer immediately before such acquisition shall cease to constitute five-sixths of the membership of the Board or of the board of directors of any successor to Employer after such transaction (but not more than twelve (12) months after such transaction). "Ownership" means ownership, directly or indirectly, of more than fifty percent (50%) of such outstanding voting stock of Employer other than (A) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee or a securities depositary system), (B) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares, (C) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-l(b) of the Securities and Exchange Commission under the Securities Exchange Act of 1934 or (D) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their resale. Without limitation, the right to acquire ownership shall not of itself constitute ownership of shares.

     (c) In the event that any payment, coverage or benefit provided under this Agreement or otherwise provided to Officer by or on behalf of Employer would, in the opinion of counsel for Employer, not be deemed to be deductible in whole or in part in the calculation of the Federal income tax of Employer,
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or any other person making such payment or providing such
coverage or benefit, by reason of Section 28OG of the Code, the aggregate payments, coverages or benefits provided hereunder shall be reduced so that no portion of such amount which is paid to Officer is not deductible for tax purposes by reason of Section 28OG of the Code. Employer shall hold such portions not paid to Officer in escrow. At the end of each calendar quarter during the term of such escrow, Employer shall deposit into escrow an amount equal to interest accrued during such calendar quarter on the amount held in escrow during such calendar quarter at a rate equal to the rate then payable on judgments in California. If it shall be determined at any point in time, by a counsel selected by Employer and Officer, that it is more likely than not that the payment to Officer of any or all of such amount held in escrow would be deductible for tax purposes, such amount shall be paid out of escrow to Officer. In the event of a final determination by the Internal Revenue Service or of a final non-appealable judicial decision that any such amount held in escrow could never be deductible for tax purposes if paid to Officer, or if it shall be determined at any point in time, by a counsel selected by Employer and Officer, that it is more likely than not that the payment to Officer of any such amount held in escrow would never be deductible for tax purposes, such amount shall be paid out of escrow to Employer. For purposes of this paragraph, the value of any non-cash benefit or coverage or any deferred or contingent payment or benefit shall be conclusively determined by the independent auditors of Employer in accordance with the principles of Section 28OG of the Code.

     9. REIMBURSEMENT OF BUSINESS EXPENSES. During Officer's employment hereunder, to the extent that such expenditures are substantiated by Officer as required by the policies of Employer, Employer shall reimburse Officer promptly for all expenditures (including travel, enter-tainment, parking, business meetings and the monthly costs (including dues) of maintaining memberships at appropriate clubs) made in accordance with rules and policies established from time to time by the Board in pursuance and furtherance of Employer's business and goodwill.

    10. INDEMNITY. To the extent permitted by applicable law and the By-Laws of Employer (as from time to time in effect) and without in any way impairing or affecting any rights to indemnification that Officer has by reason of any agreement to which he is party as of the date hereof, Employer shall indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during his employment hereunder covering the other officers or directors of Employer. To the same extent, Employer shall pay all expenses, including rea-sonable attorneys' fees and the amounts of court approved settlements, actually incurred by Officer in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon, which has been and/or may be brought against Officer by reason of Officer's services as an officer or agent of Employer or of a subsidiary of Employer.

    11.  MISCELLANEOUS.
     (a) SUCCESSION. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of the Company or similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder (including without limitation those in Section 8 hereof). The obligations and duties of Officer hereunder shall be personal and not assignable.

     (b) NOTICES. Any notices provided for in this Agreement shall be sent to Employer at 9200 Oakdale Avenue, Chatsworth, California 91311, Attention: Executive Vice President--Legal, with a copy to the Chairman of the Compensation Committee of the Board at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation), with a copy to The AYCO Corporation, Suite 840, 2010 Main Street, Irvine, California 92714-7213,
Attention: Bradley E. Comp. All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid, or one (1) business day after they have been deposited as overnight mail, in either event properly addressed to the designated address of the party to receive the notice, or shall be deemed to have been given at the time receipt is acknowledged if given by any form of electronic communication.

     (c) ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     (d) WAIVER. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to con-stitute the waiver of any other breach of the same or any other term or condition.

     (e) CALIFORNIA LAW. This Agreement shall be construed and interpreted in accordance with the laws of California, to the extent controllable by stipulation of the parties.

     (f) ATTORNEYS' FEES IN ACTION ON CONTRACT. If any litigation or arbitration shall occur between the Officer and Employer, which litigation or arbitration arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation or arbitration, in addition to any other judgment or award, shall be entitled to receive such sums as the court or arbitrator(s) hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

     (g) CONFIDENTIALITY AND COMPETITION. Officer shall not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of the Company or any of its affiliates which he may have learned as a result of his employment hereunder or prior thereto as an employee, officer or director of the Company or any of its affiliates, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources or (iv) authorized by the Compa-ny. The provisions of this subsection shall survive the suspension or termination, for any reason, of Officer's employment hereunder.

     During the course of Officer's employment hereunder, Officer shall not compete, directly or indirectly, with the Company in the businesses then conducted by the Company.

     (h) REMEDIES OF EMPLOYER. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer, and that the loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace such services. By reason thereof, if Officer violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement, or from the performance of services to any other business entity, or both.

     (i) SEVERABILITY. If this Agreement shall for any reason be or become unenforceable by either party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
     IN WITNESS WHEREOF, the parties
have executed and delivered this Agreement as of the date first above written.

    GREAT WESTERN FINANCIAL CORPORATION



By John F. Maher


Title President and Chief Operating Officer


OFFICER


A. William Schenck III